Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 23, 2022 (the “Effective Date”) by and between AYRO, Inc., (the “Company”), and David Hollingsworth (“Executive”). The Company and Executive may be collectively referred to in this Agreement as the “Parties” or individually as a “Party.”

W I T N E S S E T H :

WHEREAS, the Company and Executive desire to enter into this Agreement to establish the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow:

1. Agreement to Employ. The Company and Executive agree pursuant to the terms of this Agreement that the Company shall employ Executive as its Chief Financial Officer (“CFO”). The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2. Term of Employment. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on the Effective Date and will remain in effect for two (2) years, unless earlier terminated in accordance with Sections 5 and 6 (the “Initial Term”). This Agreement may be renewed for two (2) successive one (1) year terms after the Initial Term (the “Renewal Term(s)”), unless terminated by either Party upon written notice (“Non-Renewal Notice”) provided not less than sixty (60) days before the end of the Initial Term or a subsequent Renewal Term, or unless earlier terminated in accordance with Sections 5 and 6. The period during which Executive is employed under this Agreement (including the Renewal Term(s)) will be referred to as the “Employment Period.”

3. Services to be Provided by Executive.

(a) Position and Responsibilities. Subject to the terms of this Agreement, Executive agrees to serve the Company as its CFO. Executive shall have the duties and privileges customarily associated with an executive occupying such role, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company. Upon a termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer of the Company. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

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(b) Performance. Executive shall report to the Chief Executive Officer and Executive shall devote his best efforts and his full business time, skill, energy and attention to the business and affairs of the Company and its subsidiaries whether currently existing or hereafter acquired or formed. Executive shall (i) perform his duties and responsibilities hereunder faithfully and to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and in accordance with the Company’s policies and applicable law, (ii) use his best efforts to promote the success of the Company, (iii) not do anything, or permit anything to be done at his direction, inconsistent with his duties to the Company or opposed to its best interests, and (v) cooperate fully with the Board in the advancement of the best interests of the Company.

(c) Executive’s Employment Representations. Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board of Directors of the Company (the “Board”), which consent will not be unreasonably withheld, other than those board of directors or trustees on which Executive serves as of date of this Agreement; and (ii) is required to devote sufficient working time to the Company (other than sick time and civic responsibilities, charitable or religious activities that do not interfere with the performance of Executive’s duties) in order to properly carry out Executive’s duties. Executive further represents to the Company that Executive (x) is not, to Executive’s knowledge, violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject as of the date of this Agreement by entering into this Agreement or providing services under the Agreement’s terms; (y) is, to Executive’s knowledge, under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other disclosable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings. Executive further agrees that as a condition of employment, Executive shall execute herewith and comply with the terms and conditions of the Company’s Confidential Information, Invention Assignment and Restrictive Covenant Agreement (the “Confidential Information Agreement”) attached hereto as Exhibit A.

(d) Executive’s Office Location. Executive’s primary office location shall be the Company’s business office in Round Rock, Texas.

4. Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a) Base Salary. Executive shall receive an annual base salary of two hundred and thirty thousand dollars ($230,000), less required withholdings (the “Base Salary”), payable in equal installments semi-monthly pursuant to the Company’s normal payroll practices. During the Renewal Term, Executive shall receive the same rate of Base Salary as in effect immediately prior to the commencement of such Renewal Term. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.

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(b) Performance Based Bonus. For each fiscal year during the Employment Period, Executive shall be eligible to receive periodic bonuses of up to forty percent (40%) percent of his Base Salary upon achievement of target objectives and performance criteria, payable on or before March 15th of the fiscal year following the fiscal year to which the bonus relates. Except to the extent provided by Section 6(c), Executive only shall be entitled to a bonus for a year, subject to achievement of the performance criteria, if he is employed by the Company as of December 31 for the year to which services to which the bonus applies were performed. Targets and performance criteria shall be established by the Board after consultation with Executive and the CEO within the first sixty (60) days following the Effective Date and at least annually during the Employment Period. The evaluation of Executive’s performance, as measured by the applicable targets and the awarding of bonuses, if any, shall be at the Board’s sole discretion.

(c) Equity.

(i) Restricted Stock. As soon as administratively practical after the Effective Date, the Company, subject to approval of the Board shall grant Executive 100,000 shares of the Company’s Restricted Common Stock (the “Restricted Stock”) pursuant to the terms and conditions of AYRO, Inc. Long-Term Incentive Plan and the form of the Restricted Stock Agreement approved by the Board, a form of which has been provided to Executive, and certain performance vesting criteria as described in the following paragraph (ii) and the holding period set forth in paragraph (iii) of this Section 4(c).

(ii) Performance Vesting. During the Employment Period, the Restricted Stock shall vest in tranches of 25,000 shares upon the achievement of a combination of:

(A) the share price/market cap milestones set forth in Table 1 below (the “Stock Price Milestones”), and

(B) seven (7) business and operational milestones to be agreed upon between Executive and the Board (or the Compensation Committee of the Board) within the first 60 days following the Effective Date (the “Business Milestones”), (collectively the “Performance Vesting Criteria”). Notwithstanding the foregoing, if the first Stock Price Milestone is achieved prior to the achievement of any one of the Business Milestones, the first 25,000 tranche of Restricted Stock shall vest. The Performance Vesting Criteria are illustrated in Table 2. below.

Table 1. Stock Price Milestones

Stock Price Milestone	Share Price Average	Market Cap
1	$8	288M
2	$11	396M
3	$14	504M
4	$17	612M

The share price and market cap averages shall be determined over a period of 90 calendar

Table 2. Vesting Illustration

Tranche	Market Cap/Share Price	+	Business Milestone	=	Vested
1	Any 1 MC/SP Milestone	+	0 of 7	=	25k
2	Any 2 MC/SP Milestones	+	Any 1 of 7 Business Milestones	=	25k
3	Any 3 MC/SP Milestones	+	Any 3 of 7 Business Milestones	=	25k
4	All 4 MC/SP Milestones	+	Any 4 of 7 Business Milestones	=	25k

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(iii) Holding Period. Pursuant to the terms of the Restricted Stock Agreement, to the extent any of the Performance Vesting Criteria are achieved during the Employment Period, fifty percent (50%) of the vested shares of Restricted Stock (after any disposition required for the payment of taxes) shall be subject to a holding period (the “Held Shares”) during which Executive may not sell, transfer, encumber, pledge or otherwise dispose of the Held Shares (the “Holding Period”). The Holding Period shall end on the earlier of (i) three (3) years from the date the Performance Vesting Criteria is met, or (ii) the date the Employment Period ends.

(d) Reimbursement of Ordinary Business Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(e) Other Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

5. Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive. For this purpose, “permanent disability” shall mean that Executive has, by reason of any medically determinable physical or mental impairment, been determined to be disabled under a long-term disability benefits plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by Executive;

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(ii) an act or acts of intentional dishonesty or willful misrepresentation of a material nature;

(iii) any willful misconduct by Executive with regard to the Company;

(iv) a material breach by Executive of any fiduciary duties owed by him to the Company;

(v) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause damage to the Company or the Company’s reputation;

(vi) Executive’s refusal to perform the material duties and responsibilities lawfully and ethically required to be performed by Executive under the terms of this Agreement, which Executive failed to cure within thirty (30) days after receiving written notice from the Board; and

(vii) a material breach by Executive of this Agreement or any other agreement to which Executive and the Company are parties that is not cured by Executive within thirty (30) days (to the extent curable) after receipt by Executive of a written notice from the Company of such breach specifying the details thereof.

(c) Termination by the Company Without Cause. The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition.

(d) Termination by Executive. Executive may terminate this Agreement and his employment without Good Reason at any time upon thirty (30) days written notice to the Company. Executive may also terminate his employment for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) a material reduction in Executive’s Base Salary;

(ii) a material diminution in Executive’s title, duties, responsibility or authority; or

(iii) relocation without Executive’s consent for three consecutive months or more to an office located fifty (50) miles outside of Executive’s principal place of business.

Any event described in (i) through (iii) shall not constitute Good Reason unless Executive delivers to the Companies a written notice of termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason.

(e) Separation from Service. For purposes of this Agreement any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

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(f) Notice of Termination. Any termination of Executive’s employment hereunder (other than as a result of the death of Executive or as a result of the expiration of the Employment Term or any Renewal Term if either party has given a Non-Renewal Notice to the other), whether by the Company or by Executive, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate (i) the specific termination provision in this Agreement relied upon; (ii) the basis for the termination; and (iii) the date of termination.

6. Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a) Termination by the Company for Cause or as a Result of the Resignation of Executive, or Expiration. In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation, or as a result of the expiration of the Employment Term or any Renewal Term if either party has given a Non-Renewal Notice to the other, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i) any accrued but unpaid Base Salary (as determined pursuant to Section 4(a) hereof, including any shares of common stock) for services rendered to the date of termination; and

(ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(e) hereof.

The amounts described in Sections 6(a)(i), and 6(a)(ii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

(b) Termination by Reason of Death or Disability of Executive. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the Accrued Obligations to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination). In addition, the Company shall pay Executive any earned, but unpaid, bonus under Section 4(b) for services rendered during the year preceding the date of termination within the time period provided by Section 4(b) for payment of bonuses (the “Accrued Bonus”).

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(c) Termination by the Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay and/or provide the following amounts to Executive:

(i) the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination), except for employee benefits that shall be provided in accordance with the terms applicable to such benefits, and the Accrued Bonus within the time period provided by Section 4(b) hereof for payment of bonuses; and

(ii) subject to compliance with the restrictive covenants set forth in the attached Confidential Information, Invention Assignment and Restrictive Covenant Agreement (the “Confidential Information Agreement”) and the execution and timely return by Executive of a release of claims in a form agreed to by both parties, which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 10 below:

(A) The Company shall pay Executive an amount equal to twelve (12) months Base Salary, payable in equal monthly installments over twelve (12) months (the “Severance Period”). The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination, and

(B) The Company shall pay Executive an amount equal to the greater of (x) the most recent annual bonus earned by Executive, (y) the average of the immediately preceding two year’s annual bonuses earned by Executive, or (z) if Executive’s termination of employment occurs during the first calendar year of the Initial Term before any annual bonus for a full twelve (12)-month period of service has been paid, then the target bonus Executive is eligible for under Section 4(b) hereof (the greater of clauses (x), (y) or (z), the “Bonus Amount”), provided that no Bonus Amount shall be payable if the bonuses for the year of termination are subject to achievement of performance goals and such performance goals are not achieved by the Company for such year , and

(C) The Company shall pay Executive a monthly amount equal to the cost of Executive’s premiums to continue coverage under the Company’s health plan pursuant to COBRA, subject to applicable tax and withholding, until the earlier of (x) the expiration of the Severance Period or (y) the date Executive obtains other group health coverage (the “Assistance Amount”). The Assistance Amount is intended to assist Executive with the cost of health coverage following Executive’s termination of employment, however Executive shall have no obligation to use the Assistance Amount for COBRA coverage and may use the Assistance Amount in his sole discretion.

In the event Executive fails to comply with the Confidential Information Agreement or does not timely execute and return (or otherwise revokes) the Release, no amount shall be payable to Executive pursuant to this Section 6(c)(ii).

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(d) Return of Company Property. Executive shall deliver to the Company, in the event Executive ceases to be employed by the Company for any reason (including termination, resignation, death or Disability), or at any other time the Company may request, all equipment, files, property, confidential information, work product, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies of any of the foregoing) belonging to the Company or any subsidiary or affiliate thereof, which Executive may then possess or have under Executive’s control. To the extent that the Company or one of its subsidiaries or affiliates has provided Executive with a computer, phone and/or any other technology or equipment in his capacity as an employee or officer of the Company, Executive shall immediately return such items to the Company upon the cessation of his employment with the Company for any reason. Executive agrees that his final paycheck will not be delivered to him until such items are returned to the Company.

7. Forfeiture.

(a) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of the intentional misconduct or gross negligence of the Executive, with any financial reporting requirement under the United States securities laws, then the Executive shall forfeit and reimburse the Company for all of the following: (i) any incentive or incentive compensation paid based upon such erroneously stated financial information, (ii) any incentive or incentive compensation or equity compensation received by Executive during the twelve (12) month period following the earlier of the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement, (iii) any profits realized by Executive from the sale of Company securities during that same twelve (12) month period, (iv) if Executive is terminated or has been terminated, the right to receive Special Severance and Incentive Payments, and (v) if Executive is terminated or has been terminated, any unvested and/or unexercised long-term incentive compensation awards.

(b) Executive acknowledges and agrees he is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct (within the meaning of said Section 304, but other than as a result of Executive’s intentional misconduct or gross negligence, which is governed by the preceding subsection), with any financial reporting requirement under the United States securities laws, then the Executive shall forfeit and reimburse the Company for all of the following: (i) any incentive or incentive compensation or equity compensation received by Executive during the twelve (12) month period following the earlier of the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement, and (ii) any profits realized by Executive from the sale of Company securities during that same twelve (12) month period.

(c) Executive acknowledges that Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, among other things, requires the United States Securities and Exchange Commission to direct the national securities exchanges to prohibit the continued listing of the securities of an issuer unless the issuer develops and implements a policy providing, among other things, for the recovery of certain erroneously awarded compensation. Executive agrees that this Agreement shall be automatically amended without any further consideration to incorporate any amendments to the recovery provisions set forth in such policy. Upon the request of the Company, Executive agrees without further consideration to execute an amendment evidencing the incorporation of said amended provisions into this Agreement.

(d) No forfeiture or recovery of compensation under this Section 8 shall constitute an event giving rise to Executive’s right to terminate this Agreement for Good Reason.

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8. Other Provisions.

(a) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 9(a) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

(b) Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 8(b).

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(c) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

The address of Executive’s principal residence kept in the Company’s records, with a copy to him (during the Employment Period) at his office.

If to the Company:

AYRO, Inc.

Attn: General Counsel

900 E. Old Settlers Boulevard, Suite 100

Round Rock, TX 78664

(d) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(e) Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(f) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(g) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(i) Indemnification. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides other senior executives and directors from time to time. Executive’s indemnification rights shall be outlined by such policy and to the extent applicable, the Company by-laws and other governing documents.

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(j) Cooperation. Executive will cooperate with all reasonable requests by the Company for assistance in connection with any investigations or legal proceedings involving the Company (or any subsidiary or affiliate thereof) and related to Executive’s employment period with the Company, including by providing testimony in person in any such investigations or legal proceeding without having to be subpoenaed; provided, however, that the foregoing shall not apply to any investigation or legal proceeding involving disputes between Executive and the Company (or any subsidiary or affiliate thereof) arising under this Agreement or any other agreement. If such cooperation is required following the date on which Executive ceases to be an employee of the Company, then the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services that are approved by the Company.

9. Section 409A of the Code.

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 9 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(b) To the extent any benefits provided under Sections above are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c) In the case of any amounts payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

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(d) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

10. Dispute Resolution.

(a) Remedies; Legal Fees. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party shall be entitled to attorney’s fees.

(b) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(c) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Williamson County, Texas.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

AYRO, INC.:

By:	/s/ Thomas M. Wittenschlaeger
Name:	Thomas M. Wittenschlaeger
Title:	Chief Executive Officer and Director

EXECUTIVE:

/s/ David E. Hollingsworth
David Hollingsworth

Address for Notices:

EXHIBIT A

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND

RESTRICTIVE COVENANT AGREEMENT

APPENDIX A

TO THE CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND

RESTRICTIVE COVENANT AGREEMENT

APPENDIX B

TO THE CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND RESTRICTIVE

COVENANT AGREEMENT